EXHIBIT 4.1

CERTIFICATE OF DESIGNATION

OF

DIGITAL LOCATIONS, INC.

1. The name of the corporation is Digital Locations, Inc., a Nevada corporation (the “Corporation”).

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation of the Corporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

This series of the Corporation’s Preferred Stock shall be designated “Series C Preferred Stock”. The number of shares constituting the Series C Preferred Stock shall be Thirty Six Thousand (36,000) shares. The total face value of this entire series is Three Million Six Hundred Thousand Dollars ($3,600,000). Each share of Series C Preferred Stock shall have a stated face value of One Hundred Dollars ($100.00) (“Share Value”), and is convertible into shares of fully paid and non-assessable shares of common stock (“Common Stock”) of the Corporation in accordance with Section 3 below. The Series C Preferred Stock shall have the rights, preferences and privileges set forth below: For avoidance of doubt nothing herein shall create any preference of the Series C Preferred Stock over the outstanding Series B Preferred Stock.

Section 1. Dividends. The holders of outstanding shares of the Series C Preferred Stock (the “Holders”) shall be· entitled to receive dividends pari passu (on a pro rata basis) with the holders of Series B Preferred Stock and Common Stock, except upon a liquidation, dissolution and winding up of the Corporation, as provided below in Section 2 of this Certificate. Such dividends shall be paid equally to all outstanding shares of Series C Preferred Stock, Series B Preferred Stock and Common Stock, on an as-if- converted basis with respect to the Series C Preferred Stock and Series B Preferred Stock. The Holders may elect to use the most favorable conversion price, as described in Section 3(a), for the purpose of determining the as-if-converted number of shares.

Section 2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Holder of each outstanding share of the Series C Preferred Stock shall be entitled to receive, on a pro rata basis with the outstanding Series B Preferred Stock, out of the assets of the Corporation available for distribution to its shareholders upon such liquidation, whether such assets are capital or surplus of any nature, an amount equal to One Hundred Dollars ($100.00) for each such share of the Series C Preferred Stock (as adjusted for any combinations. consolidations, stock distributions, stock splits or stock dividends with respect to such shares), plus all dividends, if any, declared and unpaid thereon as of the date of such distribution, before any payment shall be made or any assets distributed to the holders of the Common Stock, and, after such payment, the remaining assets of the Corporation shall be distributed to the holders of Common Stock.

(a) If the assets to be distributed pursuant to this Section 2 to the Holders of the Series C Preferred Stock shall be insufficient to permit the receipt by such Holders of the full preferential amounts aforesaid, then all of such assets shall be distributed among such holders of Series C and B Preferred Stock ratably in accordance with the number of such shares then held by each such Holder.

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Section 3. Conversion. The Series C Preferred Stock shall be subject to conversion into Common Stock upon the following terms and conditions:

(a) Timing and Mechanics of Conversion. After the expiration of the Lock-Up Period in Section 11, the Holder may, at any time, at its election, convert shares of Series C Preferred Stock into shares of Common Stock. The conversion price per share of Series C Preferred Stock shall be $0.005 (the “Conversion Price”), subject to adjustments described in this Section 3. The number of shares of Common Stock receivable upon conversion of one share of Series C Preferred Stock equals the Share Value divided by the Conversion Price, in this case Twenty Thousand (20,000) shares. As a condition to any conversion of shares of the Series C Preferred Stock pursuant to this Section, the Holder of the shares to be converted shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for such stock, and shall deliver a written notice to the Secretary of the Corporation at the Corporation’s principal office stating the number of such shares of the Series C Preferred Stock to be converted (the “Conversion Notice”). Promptly thereafter, the Corporation shall issue and deliver to such holder a certificate for the number of shares of the Common Stock to which such holder shall be thereby entitled. In addition, if less than all the shares represented by such certificate(s) are surrendered for conversion, the Corporation shall issue and deliver to such holder a new certificate for the balance of the shares of Series C Preferred Stock not so converted.

(b) Limitation of Conversions. In no event shall the Holder be entitled to convert any Series C Preferred Stock, such that upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Series C Preferred Stock or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of Series C Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days prior notice to the Corporation, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

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(c) Adjustment to Conversion Price for Stock Dividends, Consolidations and Subdivisions. In case the Corporation at any time after the first issuance of a share of the Series C Preferred Stock shall declare or pay on the Common Stock any dividend in shares of Common Stock, or effect a subdivision of the outstanding shares of the Common Stock into a greater number of shares of the Common Stock (by reclassification or otherwise than by payment of a dividend payable in shares of the Common Stock), or shall combine or consolidate the outstanding shares of the Common Stock into a lesser number of shares of the Common Stock (by reclassification or otherwise), then, and in each such case, the Conversion Price (as previously adjusted) in effect immediately prior to such declaration, payment, subdivision, combination or consolidation shall, concurrently with the effectiveness of such declaration, payment, subdivision, combination or consolidation, be proportionately adjusted.

(d) Adjustments for Reclassifications and Certain Reorganizations. In case the Corporation at any time after the first issuance of a share of the Series C Preferred Stock shall reclassify or otherwise change the outstanding shares of the Common Stock, whether by capital reorganization, reclassification or otherwise, or shall consolidate with or merge with or into any other corporation where the Corporation is not the surviving corporation but not otherwise, then, and in each such case, each outstanding share of the Series C Preferred Stock shall, immediately after the effectiveness of such reclassification, other change, consolidation or merger, be convertible into the type and amount of stock and other securities or property which the holder of that number of shares of the Common Stock into which such share of the Series C Preferred Stock would have been convertible before the effectiveness of such reclassification, other change, consolidation or merger would be entitled to receive in respect of such shares of the Common Stock as the result of such reclassification, other change, consolidation or merger.

(e) Fractional Shares. No fractional shares of the Common Stock shall be issuable upon the conversion of shares of the Series C Preferred Stock and the Corporation shall pay the cash equivalent of any fractional share upon such conversion.

(f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as is necessary to increase its authorized by unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose.

(g) Rule 144. With respect to the public resale of the shares of common stock issued upon conversion of the Series C Preferred Stock, the holder shall at all times be subject to the restrictions, conditions and requirements applicable to an affiliate of the Corporation, as described in Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), even if the holder or its assignees and successors are not affiliates (as such term is defined under Rule 144) of the Corporation.

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Section 4. Notices. Any notice required by the provisions of this Certificate of Designation to be given to holders of shares of the Series C Preferred Stock shall be deemed given three days following the date on which mailed by certified mail, return receipt requested, postage prepaid, addressed to such holder at the address last appearing on the books of the Corporation for such holder or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the principal office of the Corporation, or upon personal delivery to the aforementioned address.

Section 5. Voting Rights. Except as required by law or as specifically provided herein, the Holders of Series C Preferred Stock shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting); provided, however, that each Holder of outstanding shares of Series C Preferred Stock shall be entitled, on the same basis as holders of Common Stock, to receive notice of such action or meeting.

Section 6. Protective Provisions. So long as any shares of the Series C Preferred Stock shall remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock voting together as one class:

(a) alter or change the rights, preferences or privileges of the shares of the Series C Preferred Stock so as to affect materially and adversely such shares; or

(b) create any new class of shares having preference over the Series C Preferred Stock.

The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders.

Section 7. Status of Converted Stock. In the event any shares of the Series C Preferred Stock shall be converted pursuant to Section 3 above, the shares so converted shall be cancelled and shall revert to the Corporation’s authorized but unissued Preferred Stock.

Section 8. Transferability. The Series C Preferred Stock shall not be transferable, provided that in the event of the death of a holder of shares of the Series C Preferred Stock, such shares may be transferred to the heirs or estate of such person.

Section 9. Notices. Any notice required hereby to be given to the holders of shares of the Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation for such holder or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the principal office of the Corporation, or upon personal delivery to the aforementioned address.

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Section 10. Public Disclosure. The Corporation and the Holder agree not to issue any public statement with respect to the Holder’s investment or proposed investment in the Corporation’s Series C Preferred Stock, or the terms of any agreement or covenant without the other party’s prior written consent, except such disclosures as may be required under applicable law or under any applicable order, rule or regulation.

Section 11. Lock-Up Period. For a period of two (2) years from the date of issuance of the Series C Preferred Stock, the Holder shall not (i) convert any shares of Series C Preferred Stock to Common Stock, or (ii) sell, assign, or otherwise transfer the Series C Preferred Stock to any other party, except for personal estate planning purposes and related transactions.

Section 12. Miscellaneous.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series C Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation on this ___ day of November, 2018.

DIGITAL LOCATIONS, INC.

By:	/s/ William E. Beifuss, Jr.
Name:	William E. Beifuss, Jr.
Title:	President and Chief Executive Officer

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